RETTEN I LYNGBY
DANMARKS DOMSTOLE

Notice of Resignation

On March 1st ,2016 I, Kristian Schiorring, tendered resignation as CEO, President, and director of Canamed4Pets, Inc. A Wyoming, USA corporation.

Kristian Schiorring